UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2013

NEUTRAL TANDEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33778	31-1786871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 West Adams Street

9th Floor

Chicago, Illinois 60661

(Address of principal executive offices, including Zip Code)

(312) 384-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.

On February 22, 2013, Neutral Tandem, Inc. d/b/a Inteliquent (the “Company”) concluded that it is required to record a material impairment charge for goodwill, intangible assets, and fixed assets in the fourth quarter of 2012. The goodwill and intangible assets were initially recorded as part of the Company’s 2010 acquisition of Tinet S.p.A.

On an interim basis, the Company monitors goodwill for potential impairment by determining if certain qualitative events have occurred or if circumstances have changed that would more likely than not reduce the fair value of the Company’s three reporting units below their carrying values. The recent decline in the Company’s stock price and related market capitalization created an indication of potential impairment of goodwill. Consequently, the Company performed an impairment test of goodwill for each of its reporting units. As a result of the impairment test, the Company expects to record an estimated non-cash goodwill impairment charge of $51 million.

In addition, in conjunction with the goodwill impairment assessment, the Company completed a review of fixed assets and other long-lived intangible assets under ASC 360 for realizability. The Company expects to record an estimated $27 million non-cash write-down of intangible assets and an estimated $13 million non-cash write-down of fixed assets.

These impairment charges affect all reporting units and will be reflected in the Company’s 2012 financial results and in the financial statements filed as part of its 2012 Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUTRAL TANDEM, INC.

/s/ David Zwick
Date: February 25, 2013	Name:	David Zwick
	Title:	Executive Vice President and Chief Financial Officer